SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of this 15th day of April, 2008, by and between Richard P. Sommerfeld, Jr. (“Sommerfeld”), on the one hand, and Airbee Wireless, Inc. (“Airbee”), (each a Party and, together, the “Parties”).

RECITALS:

WHEREAS, Sommerfeld filed an action against Airbee and others in the Circuit Court for Montgomery County, Maryland (the “Court”) entitled Richard P. Sommerfeld, Jr. v. Airbee Wireless, Inc., Civil Case No. 265130-V, in which Airbee filed certain counterclaims against Sommerfeld (the “Action”);

WHEREAS, on June 8, 2007, the Court issued an Order that, inter alia, required Airbee to pay Sommerfeld $183,316.64 in accrued but unpaid salary, together with pre-judgment interest on the accrued unpaid salary, calculated from the date each payment was due until the date final judgment was entered in the case;

WHEREAS, on July 1, 2007, the Parties entered into a Settlement Agreement (the “July 2007 Agreement”) pursuant to which they resolved their differences without either party admitting any liability or wrongdoing;

WHEREAS, Airbee did not perform its obligations under the July 2007 Agreement, and accordingly judgment was entered against Airbee on September 26, 2007 in the amount of $700,000, plus interest and costs of the Action, such that as of April 26, 2008, the amount owed on the judgment will be $740,833.33, plus costs, with interest continuing to accrue until the judgment is paid in full;

WHEREAS, Airbee has not paid any portion of the judgment entered against it;

WHEREAS, as of September 26, 2007, the value of the Court’s June 8, 2007 award to Sommerfeld had increased to $211,657.90 due to accretion of prejudgment interest;

WHEREAS, as of February 29, 2008, Sommerfeld had incurred legal fees, court costs and other expenses in the amount of $148,737.21 in the Action and in enforcing his judgment, such that the total amount owed to Sommerfeld as of March 1, 2008 (excluding legal fees incurred after February 29, 2008 was $912,078.47); and

WHEREAS, the Parties wish to fully and finally resolve all disputes existing between them.

NOW, THEREFORE, in consideration of the premises and mutual promises herein, the Parties do hereby agree as follows:

1.
Entire Agreement Between the Parties: It is specifically understood and agreed that this Agreement sets forth and constitutes the sole and entire agreement between the Parties, any and all prior and/or contemporaneous agreements, discussions or understandings between the parties pertaining to the subject matter hereof (including, but not limited to, the July 2007 Agreement) are superseded by this Agreement.

2.
Payments by Airbee to Sommerfeld. In full and final settlement of all disputes between the parties, whether known or unknown, and in exchange for the full release set forth in Paragraph 4 below, the Parties agree that Airbee shall pay Sommerfeld a total of Eight Hundred Fifteen Thousand Dollars ($815,000) in the following manner:

a.
On or before April 18, 2008, Airbee shall pay to Sommerfeld the sum of Three Hundred Fifty Thousand Dollars ($350,000) via wire transfer to the Savit & Szymkowicz, LLP Trust Account, Account #70035617, ABA #055002707, located within the Sun Trust Bank Wildwood Branch, 10245 Old Georgetown Road, Bethesda, MD 20814, Telephone (301) 493-8635. The amount paid shall be deemed to include payment of $183,316.64 in salary per the June 8, 2007 court order and $148,737.21 in legal fees and expenses.

b.
On or before April 15, 2008, Airbee shall issue to Sommerfeld a subordinated secured convertible debenture, substantially in the form attached hereto as Exhibit A, in the principal amount of Four Hundred Sixty Five Thousand Dollars ($465,000) (the “Subordinated Debenture”). The shares of Airbee’s common stock, par value $0.00004 per share (the “Common Stock”), issuable upon conversion of the Subordinated Debenture are referred to herein as the “Conversion Shares.”

c.
On or before April 15, 2008, Airbee shall issue to Sommerfeld certain warrants (the “Warrants”), substantially in the form attached hereto as Exhibit B, each evidencing the right to purchase an aggregate of 2,841,667 shares of Common Stock. The purchase price of the Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) shall be as follows: 1,550,000 of the Warrant Shares shall have a purchase price of $0.10 per share; 775,000 of the Warrant Shares shall have a purchase price of $0.20 per share; and 516,667 of the Warrant Shares shall have a purchase price of $0.30 per share.

3.
Termination of the Action Upon Payment Under Paragraph 2. Immediately upon receipt of the payment described in Paragraph 2(a) above, and the execution of all documents necessary to convert the outstanding judgment balance to the Subordinated Debenture described in Paragraph 2(b) above, Sommerfeld shall:

a.	File a Line, in the form attached hereto as Exhibit C, asking the Court to mark the judgment entered in the Action “Paid and Satisfied;”

b.
Consent to a Joint Motion for Return of Seized Property to be filed by Airbee at its expense, in the form attached hereto as Exhibit D, asking the Court to direct, at the earliest possible time, the Montgomery County Sheriff (the “Sheriff”) to permit Airbee to retrieve (at Airbee’s expense) all property seized by the Sheriff from Airbee’s offices in Rockville, Maryland on February 27, 2008;

c.
After the Court has entered the relief requested by the Line referenced in Paragraph 3(a) and the Consent Motion referenced in Paragraph 3(b), file a Stipulation of Dismissal With Prejudice, in the form attached hereto as Exhibit E, dismissing the Action.

d.
File a termination statement (or equivalent instrument) with respect to each financing statement, judgment notice or other instrument filed with any filing office (including, without limitation the Maryland Secretary of State, the Delaware Secretary of State, the California Secretary of State, and any county filing office) where any such financing statement, judgment notice or other instrument was filed or recorded by Sommerfeld with respect to the judgment obtained by him against Airbee, in each case terminating such filing, all such filings to be at Airbee’s expense.

e.
Enter into an Intercreditor and Subordination Agreement (the “Intercreditor Agreement’), substantially in the form attached hereto as Exhibit F, with Airbee and the Senior Creditors (as defined therein).

4.	Full and Final Releases. Upon execution of this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties:

a.
Sommerfeld, for himself, and for his heirs, attorneys, legal representatives, agents, estates, successors in interest and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges Airbee and its parent companies, subsidiaries, predecessors, successors, attorneys, legal representatives, insurance carriers, officers, directors, employees, servants, shareholders, agents, assigns, affiliates and investors from any and all claims whatsoever (including, but not limited to, causes of action, suits, charges, debts, dues, liabilities, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, torts, controversies, agreements, promises, variances, trespasses, damages, requests for costs or attorney’s fees, judgments, obligations, extends, executions, actions, rights, claims and demands) in law, admiralty, equity or federal or state statute of whatever kind and character, which Sommerfeld ever had, now has, or may have (including any claim for damages occurring at any time after the date of this Agreement because of alleged continuing effects of any alleged acts or omissions involving the Parties which occurred on or before the date of this Agreement), whether such claims are known or unknown, by reason of, or arising out of, touching upon, or concerning his employment with Airbee or termination therefrom, and any and all other matters of whatever kind, nature or description, including, but not limited to, any and all claims for breach of contract or implied contract, breach of the covenant of good faith and fair dealing, inducement of breach, wrongful or unlawful discharge or demotion, violation of public policy, retaliation, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, tortious denial of contract, interference with proprietary interests, failure to pay wages, bonuses, benefits, vacation pay, severance pay or other compensation of any sort, defamation, unlawful efforts to prevent employment, violation of constitutional rights, discrimination or harassment on the basis of race, color, sex, sexual orientation, national origin, religion, age (including but not limited to claims arising under the Age Discrimination in Employment Act and Older Worker Benefit Protection Act, 29 U.S.C. § 621, et seq.), disability, medical condition or marital status, and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, and actions pursuant to any federal, state or local statute, rule, regulation or ordinance.

b.
Airbee, for itself, and for its heirs, attorneys, legal representatives, officers, directors, employees, servants, shareholders, agents, assigns, affiliates and investors, hereby irrevocably and unconditionally releases, acquits and forever discharges Sommerfeld and his predecessors, attorneys, legal representatives, estates, successors in interest, insurance carriers, employees, servants, agents, assigns and affiliates from any and all claims whatsoever (including, but not limited to, causes of action, suits, charges, debts, dues, liabilities, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, torts, controversies, agreements, promises, variances, trespasses, damages, requests for costs or attorney’s fees, judgments, obligations, extends, executions, actions, rights, claims and demands) in law, admiralty, equity or federal or state statute of whatever kind and character, which Airbee ever had, now has, or may have (including any claim for damages occurring at any time after the date of this Agreement because of alleged continuing effects of any alleged acts or omissions involving the Parties which occurred on or before the date of this Agreement), whether such claims are known or unknown.

5.
Grant of Security Interest Airbee hereby grants to Sommerfeld a subordinated security interest in and to: (a) all goods of Airbee, including, without limitation, machinery, equipment, furniture, furnishings, fixtures, signs, lights, tools, parts, supplies and motor vehicles of every kind and description, now or hereafter owned by Airbee or in which Airbee may have or may hereafter acquire any interest, and all replacements, additions, accessions, substitutions and proceeds thereof, arising from the sale or disposition thereof, and where applicable, the proceeds of insurance and of any tort claims involving any of the foregoing; (b) all inventory of Airbee, including, but not limited to, all goods, wares, merchandise, parts, supplies, finished products, other tangible personal property, including such inventory as is temporarily out of Airbee’s custody or possession and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing; (c) all contract rights and general intangibles of Airbee, including, without limitation, goodwill, trademarks, trade styles, trade names, leasehold interests, partnership. limited liability company, or joint venture interests, patents and patent applications, copyrights, deposit accounts whether now owned or hereafter created; (d) all documents, warehouse receipts, instruments and chattel paper of Airbee whether now owned or hereafter created; (e) all accounts and other receivables, instruments or other forms of obligations and rights to payment of Airbee (herein collectively referred to as “Accounts”), together with the proceeds thereof, all goods represented by such Accounts and all such goods that may be returned by Airbee’s customers, and all proceeds of any insurance thereon, and all guarantees, securities and liens which Airbee may hold for the payment of any such Accounts including, without limitation, all rights of stoppage in transit, replevin and reclamation and as an unpaid vendor and/or lienor, all of which Airbee represents and warrants will be bona fide and existing obligations of its respective customers, arising out of the sale of goods by Airbee in the ordinary course of business; (f) to the extent assignable, all of Airbee’s rights under all present and future authorizations, permits, licenses and franchises issued or granted in connection with the operations of any of its facilities; (g) all products and proceeds (including, without limitation, insurance proceeds) from the above-described pledged property (collectively referred to as the “Pledged Property”) in order to secure the repayment of the Subordinated Debenture issued to Sommerfeld pursuant to Section 2(b) of this Agreement (such secured obligations, the “Obligations”).

a.
Subordination of Obligations and Liens Under Intercreditor Agreement. The Obligations and all liens, security interests and other encumbrances of any nature (including judgment liens) granted to Sommerfeld hereunder or otherwise held at any time by Sommerfeld in and to the Pledged Property are subordinated in right and priority of payment to the Senior Debt (as defined in and provided for pursuant to the Intercreditor Agreement. Notwithstanding any provision in this Agreement, the Subordinated Debenture or any other document to the contrary, all of Sommerfeld’s rights and remedies with respect to the Obligations or any other indebtedness owing by Airbee to Sommerfeld are subject in all respect to the terms of the Intercreditor Agreement. In the event of any conflict or inconsistency between the terms of this Agreement, the Subordinated Debenture or any other agreement or law with respect to issues governed by the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control to the full extent permitted by applicable law.

b.	Rights; Interests; Etc. So long as no default shall have occurred and be continuing under the Subordinated Debenture (an “Event of Default”):

(i)	Airbee shall be entitled to exercise any and all rights pertaining to the Pledged Property or any part thereof for any purpose not inconsistent with the terms hereof; and

(ii)	Airbee shall be entitled to receive and retain any and all payments paid or made in respect of the Pledged Property.

c.
Default and Remedies. If an Event of Default occurs, then in each such case Sommerfeld may declare the Obligations to be due and payable immediately, by a notice in writing to Airbee, and upon any such declaration, the Obligations shall become immediately due and payable; provided, however, that the Obligations shall become immediately due and payable without the requirement of the giving of any notice upon an Event of Default occurring as the result of Airbee being dissolved or liquidated (or any judgment, order or decree therefor shall be entered); or if a creditors’ committee shall have been appointed for the business of Airbee; or if Airbee shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by Airbee, it shall not have been dismissed within thirty (30) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Airbee) and shall not have been removed within thirty (30) days; or if an order shall be entered approving any petition for reorganization of Airbee and shall not have been reversed or dismissed within thirty (30) days; or if Airbee shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection.

d.
Method of Realizing Upon the Pledged Property; Other Remedies. Upon the occurrence of an Event of Default, in addition to any rights and remedies available at law or in equity, the following provisions shall govern Sommerfeld’s right to realize upon the Pledged Property:

(i)
Any item of the Pledged Property may be sold for cash or other value in any number of lots at brokers board, public auction or private sale and may be sold without demand, advertisement or notice, except that Sommerfeld shall give Airbee ten (10) days’ prior written notice of the time and place or of the time after which a private sale may be made (the “Sale Notice”), which notice period is hereby agreed to be commercially reasonable. At any sale or sales of the Pledged Property, Airbee may bid for and purchase the whole or any part of the Pledged Property and, upon compliance with the terms of such sale, may hold, exploit and dispose of the same without further accountability to Sommerfeld. Airbee will execute and deliver, or cause to be executed and delivered, such instruments, documents, assignments, waivers, certificates, and affidavits and supply or cause to be supplied such further information and take such further action as Sommerfeld reasonably shall require in connection with any such sale.

(ii)
Any cash being held by Sommerfeld as Pledged Property and all cash proceeds received by Sommerfeld in respect of, sale of, collection from, or other realization upon all or any part of the Pledged Property shall be applied as follows:

(A)	to the payment of the Senior Debt pursuant to the terms of the Intercreditor Agreement;

(B)	to the payment of all amounts due Sommerfeld for the expenses reimbursable to it hereunder or owed to it pursuant to Section 5.f. hereof;

(C)	to the payment of the Obligations then due and unpaid; and

(D)	the balance, if any, to the person or persons entitled thereto, including, without limitation, Airbee.

(iii)
In addition to all of the rights and remedies which Sommerfeld may have pursuant to this Agreement, Sommerfeld shall have all of the rights and remedies provided by law, including, without limitation, those under the Uniform Commercial Code.

(iv)
Sommerfeld is specifically entitled to file, in his sole discretion, UCC-1 statements reflecting this Agreement in any jurisdiction in which Airbee is incorporated, the costs of preparing and filing such statements to be paid by Airbee.

e.
Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relating to Airbee or the property of Airbee, subject to the Intercreditor Agreement, Sommerfeld (irrespective of whether the Obligations shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether Sommerfeld shall have made any demand on Airbee for the payment of the Obligations), subject to the rights of prior security holders, shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)
to file and prove a claim for the whole amount of the Obligations and to file such other papers or documents as may be necessary or advisable in order to have the claims of Sommerfeld (including any claim for the reasonable legal fees and expenses and other expenses paid or incurred by Sommerfeld permitted hereunder and of Sommerfeld allowed in such judicial proceeding), and

(ii)
to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by Sommerfeld to make such payments to Sommerfeld and, in the event that Sommerfeld shall consent to the making of such payments directed to Sommerfeld, to pay to Sommerfeld any amounts for expenses due it hereunder.

f.
Expenses. In the event of an Event of Default, and subject to the Intercreditor Agreement, including, but in no way limited to, Section 7.2(j)(b)(B) of the Intercreditor Agreement, Airbee will pay to Sommerfeld the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel, which Sommerfeld may incur in connection with: (i) the custody or preservation of, or the sale, collection from, or other realization upon, any of the Pledged Property; (ii) the exercise or enforcement of any of the rights of Sommerfeld hereunder or (iii) the failure by Airbee to perform or observe any of the provisions hereof.

g.
Continuing Security Interest. This Section 5 shall create a continuing security interest in the Pledged Property and shall: (i) remain in full force and effect until payment in full of the Obligations or conversion of the Subordinated Debenture; and (ii) be binding upon Airbee and its successors and heirs and (iii) inure to the benefit of Sommerfeld. Upon the payment or satisfaction in full of the Obligations or conversion of the Convertible Debenture, Airbee shall be entitled to the return, at its expense, of such of the Pledged Property as shall not have been sold in accordance with Section 5.d. hereof or otherwise applied pursuant to the terms hereof.

6.	Representations and Warranties of Airbee. Airbee hereby represents and warrants to Sommerfeld that:

a.
Authorization. Airbee has the requisite corporate power and authority to execute this Agreement and perform its obligations hereunder. All corporate action on the part of Airbee necessary for the authorization, execution and delivery of this Agreement, the performance of Airbee hereunder and the authorization, issuance and delivery of the Subordinated Debenture and the Warrants has been taken or will be taken, and each of this Agreement, the Subordinated Debenture and Warrants when executed and delivered by Airbee, shall constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

b.
Valid Issuance of the Securities. The Subordinated Debenture and Warrants that are being issued to Sommerfeld hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued and fully paid and non-assessable, will be free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws and will be issued in compliance with applicable state and federal securities laws. The Conversion Shares and the Warrant Shares to be issued and delivered upon conversion of the Subordinated Debenture or upon exercise of the Warrants, in accordance with the terms thereof for the consideration expressed therein, will be duly and validly issued, fully paid and non-assessable, will be free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws and will be issued in compliance with applicable state and federal securities laws. Airbee (i) has duly and validly authorized and reserved for issuance shares of Common Stock, which is a number sufficient for the Conversion Shares and the Warrant Shares and (ii) at all times from and after the date hereof shall have a sufficient number of shares of Common Stock duly and validly authorized and reserved for issuance to satisfy the issuance of the Conversion Shares and Warrant Shares in full. The Debentures, Warrants, Conversion Shares and Warrant Shares are collectively referred to herein as the “Securities.”

c.	Private Placement. Assuming the accuracy of Sommerfeld’s representations and warranties set forth in Section 7 hereof, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and issuance of the Securities by Airbee to Sommerfeld as contemplated hereby.

d.
No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which Airbee is a party or by which Airbee or any of its respective properties is bound, or of the articles of incorporation or by-laws of Airbee or any law, order, rule or regulation, judgment, writ or decree applicable to Airbee of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction.

e.
Absence of Litigation. There is no action, suit, claim, investigation, inquiry or proceeding pending against Airbee before any court or administrative agency or otherwise, which if determined adversely to Airbee would prevent the consummation of the transactions contemplated hereby.

f.
No Assignment or Subrogation of Rights. Airbee has not assigned or subrogated any of said rights, claims and causes of action referenced in Section 4(b) above, or authorized any other person or entity to assert such a claim or claims on its behalf, and agrees to indemnify and hold Sommerfeld harmless against and from any and all liability, damages, awards, costs and expenses of any kind whatsoever, by reason of, or arising out of, touching upon, or concerning the assignment of said rights, claims and/or causes of action.

7.	Representations and Warranties of Sommerfeld. Sommerfeld hereby represents and warrants to Airbee that:

a.
Authorization. Sommerfeld has full power and authority to enter into this Agreement. Each of the Agreement, the Debentures and Warrants, when executed and delivered by Sommerfeld, will constitute valid and legally binding obligations of Sommerfeld, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

b.
Purchase Entirely for Own Account. This Agreement is made with Sommerfeld in reliance upon Sommerfeld’s representation to Airbee, which by Sommerfeld’s execution of this Agreement, Sommerfeld hereby confirms, that the Subordinated Debenture and Warrants to be acquired by Sommerfeld hereunder, and the Conversion Shares and Warrant Shares to be issued to Sommerfeld upon conversion of the Subordinated Debenture or upon exercise of the Warrants, will be acquired for investment for Sommerfeld’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Sommerfeld has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Sommerfeld further represents that Sommerfeld does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Subordinated Debenture.

c.
Disclosure of Information. Sommerfeld believes he has received all the information he considers necessary or appropriate for deciding whether to acquire the Subordinated Debenture and Warrants. Sommerfeld further represents that he has had an opportunity to ask questions and receive answers from Airbee regarding the terms and conditions of the offering of the Subordinated Debenture and Warrants and the business, properties, prospects and financial condition of Airbee.

d.
Investment Experience; Independent Counsel. Sommerfeld acknowledges that he can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Subordinated Debenture and Warrants. Sommerfeld is represented by his own legal counsel in connection with this Agreement, the related agreements and the transactions contemplated hereby, and has not been represented by, or been provided with any legal advice of Airbee’s counsel in connection herewith.

e.	Accredited Investor. Sommerfeld is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

f.
Restricted Securities. Sommerfeld understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Sommerfeld’s representations as expressed herein. Sommerfeld understands that the Securities are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Sommerfeld must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Sommerfeld acknowledges that Airbee has no obligation to register or qualify the Securities for resale. Sommerfeld further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the applicable Securities, and on requirements relating to Airbee which are outside of Sommerfeld’s control, and which Airbee is under no obligation and may not be able to satisfy.

g.
Further Limitations on Disposition. Without in any way limiting the representations set forth above, Sommerfeld further agrees not to make any disposition of all or any portion of the Securities, unless and until the transferee has agreed in writing for the benefit of Airbee to be bound by this Section 7, provided and to the extent this Section 7(g) is then applicable, and:

(i)	There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)
Sommerfeld shall have notified Airbee of the proposed disposition and shall have furnished Airbee with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by Airbee, Sommerfeld shall have furnished Airbee with an opinion of counsel, reasonably satisfactory to Airbee that such disposition will not require registration of such shares under the Securities Act.

h.	Legends. Sommerfeld understands that the Securities may bear one or all of the following legends:

(i)
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

(ii)	Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

f.
No Assignment or Subrogation of Rights. Sommerfeld has not assigned or subrogated any of said rights, claims and causes of action referenced in Section 4(a) above, or authorized any other person or entity to assert such a claim or claims on his behalf, and agrees to indemnify and hold Airbee harmless against and from any and all liability, damages, awards, costs and expenses of any kind whatsoever, by reason of, or arising out of, touching upon, or concerning the assignment of said rights, claims and/or causes of action.

8. Tax Matters.

a.
Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree to treat the payments described in Section 2 of this Agreement as follows for federal and state income tax purposes: (i) $183,316.64 of the payment as salary; (ii) $17,946.15 of the payment as interest; and (iii) $148,737.21 as legal fees and expenses.

b.
The portion of the payments treated as salary (i) shall be deemed paid from the cash portion of the payment described in Section 2(a), and (ii) will be reported for federal and state income and employment tax purposes as compensation income to Sommerfeld on Form W-2 and VA-2. By execution of this Agreement, Sommerfeld hereby authorizes Airbee to deduct and withhold from the salary portion of the payment all legally required payroll withholdings and deductions upon such amount, including federal and state income taxes and the employee’s share of FICA and Medicare. Sommerfeld acknowledges and agrees that he will only receive the net amount of such salary, after withholding, on the applicable payment date but that the gross amount of such salary shall be deemed paid to Sommerfeld pursuant to this Agreement.

c.	Sommerfeld shall provide Airbee with all information required from time to time to perform tax reporting on IRS Form W-2, VA-2 and/or 1099 on or prior to the applicable payment date.

d.
Sommerfeld shall indemnify and hold harmless Airbee, and its officers, directors, former officers, former directors, legal predecessors, successors, assigns, and those who at any time purport for any reason to be acting in association with them or on their behalf, from and against any liability paid or incurred as a result of any federal, state or local income and employment reporting and withholding tax obligations related in any way to the payments made to Sommerfeld pursuant to Section 2 of this Agreement, including, without limitation, interest, penalties, attorneys’ fees and other out of pocket costs.

9.
Notices of Certain Events. Airbee shall promptly provided written notice to Sommerfeld, if either Airbee’s Chief Executive Officer or Chief Financial Officer obtains actual knowledge (without any duty of diligence or investigation being implied) of the occurrence or existence of any of the following: (i) an increase in the principal amount of, acceleration of the obligations under or extension of the maturity date of, the Senior Debt (as that term is defined in the Intercreditor Agreement; (ii) an event of default under the Senior Debt for which the Senior Creditors (as that term is defined in the Intercreditor Agreement) deliver a notice of default to Airbee; and (iii) any waivers, forbearances or other agreements with the Senior Creditors relating to any events of default as to which the Senior Creditors have previously provided Airbee with written notice of.

10.
Miscellaneous. Within 10 days following execution of this agreement, Airbee will, at its expense, file a consent motion, substantially in the form attached hereto as Exhibit G, asking the Court to place under seal the copy of Airbee’s answers to Sommerfeld’s interrogatories in aid of execution that was filed with Airbee’s January 2, 2008 motion to compel discovery.

11.	Severability.
If at any time after the full execution of this Agreement, any provision of this Agreement shall be held by any court or other forum of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

12.	Choice of Law. The terms of this agreement and all rights and obligations of the parties hereto, including its enforcement, shall be interpreted and governed by the laws of the State of Maryland, without regard to conflicts of law principles.
13.	Forum.
Any action brought pursuant to this agreement, or in any way related thereto, shall be brought in a court of competent jurisdiction in the State of Maryland. The Parties expressly consent to personal jurisdiction in the State of Maryland in any such proceedings.

14.
Attorney Fees to Prevailing Party in Dispute Regarding Agreement. In the event that a dispute arises between the Parties under this Agreement, the prevailing Party shall be entitled, in addition to any other relief obtained, to recover his/its costs, including reasonable attorney’s fees.

15.
Modification of Agreement.No provision of this agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto of any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.	Headings. The headings of the sections contained in this agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this agreement.
17.	Continuing Obligations.Each Party acknowledges that the terms of this Agreement shall survive the execution of the Agreement and the provision of payments specified herein.
18.	Counterparts.
This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile signatures are valid and have the same force and effect as original signatures.

19.	Acknowledgments.	The Parties acknowledge that:

a.	No promises or inducements have been made to them except as expressly set forth in this agreement;

b.	No Party is relying upon any promises, inducements, representations or statements not expressly set forth in this agreement;

c.	All Parties have had the opportunity adequately to review and consider the terms and provisions of this Agreement;

d.	Each Party has consulted with an attorney of his or its own choosing prior to executing this Agreement;

e.	All Parties have carefully read this Agreement in its entirety and fully understand the significance of all of the terms and provisions;

f.	The Agreement was drafted by attorneys for both Parties, and thus language contained herein shall not be construed against either Party; and

g.	All Parties are signing this Agreement voluntarily and of it or their own free will and each assents to all the terms and conditions contained herein.

20.
No Admission of Liability. This Agreement does not constitute an admission of any kind by Airbee or Sommerfeld. The Parties hereto desire to resolve their disputes in an amicable fashion and have entered into this Agreement with the desire to forever resolve between them those matters described in this Agreement.

21.	Time Is of the Essence. Time is of the essence with respect to the obligations set forth in this agreement.

22.	Notices. Any notice required to be sent under this Agreement shall be given in writing, as follows:
To Airbee:
Airbee Wireless, Inc. 9400 Key West Avenue Rockville, Maryland 20850

Attention: E. Eugene Sharer, President

Facsimile: (301) 57-1861

with a copy to:

Stradling Yocca Carlson & Rauth

1600 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention: Shivbir S. Grewal, Esq.

Telephone: (949) 725-4123

Facsimile: (949) 725-4100

To Sommerfeld:

Richard P. Sommerfeld, Jr.

115 S. Oak Street

Falls Church, Virginia 22046

with a copy to:

Savit & Szymkowicz, LLP

7315 Wisconsin Avenue

Suite 601N

Bethesda, Maryland 20814

Attention: Diana M. Savit, Esq.

Telephone: (301) 951-9191

Facsimile: (301) 718-7788

The contact information provided herein for each party shall be presumed accurate unless new or different information is provided in writing to the other party at the address provided in this paragraph.

The notice provision in this paragraph will not, however, apply to any court filings, which will be served in accordance with the applicable Rules of Civil Procedure.

[Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound, the Parties have executed this settlement agreement.

RICHARD P. SOMMERFELD, JR.

By: /s/Richard P. Sommerfeld, Jr.
Name: Richard P. Sommerfeld, Jr.

AIRBEE WIRELESS, INC.

By: /s/ E. Eugene Sharer
Name: E. Eugene Sharer
Title: President